Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit report dated March 31, 2026, is for the consolidated financial statements of Strategic Acquisitions, Inc. (“the Company”) for the fiscal years ended December 31, 2025, and 2024. We consent to the incorporation of this audit report with the Annual Form 10-K filing for the fiscal year ended December 31, 2025.

/S/ INTEGRITAT CPA (PCAOB ID 6624)

Boca Raton, Florida

March 31, 2026